Exhibit 10.71

                        CERTIFICATE OF LIMITED PARTNERSHIP
                      AND LIMITED PARTNERSHIP AGREEMENT OF
                          API-COTTONMILL PARTNERS, L.P.


THIS CERTIFICATE OF LIMITED PARTNERSHIP AND LIMITED PARTNERSHIP AGREEMENT OF API-COTTONMILL PARTNERS, L.P., executed and entered into by and among AmerUs Management, Inc., an Iowa corporation ("general partner" or "AMI") and AmerUs Properties, Inc., an Iowa corporation ("AmerUs") and any other persons (collectively herein-after referred to as "limited partners") executing and delivering to the general partner this Agreement or a subscription agreement and upon filing of an amendment to this Certificate so showing.

W I T N E S E T H:

The general partner and the limited partners agree as follows:

1.  ORGANIZATION OF PARTNERSHIP.

Pursuant to the Iowa Uniform Limited Partnership Act (hereinafter referred to as the "Act"), the general partner and the limited partners hereby form a limited partnership (hereinafter referred to as the "Partnership").

2.  NAME OF PARTNERSHIP.

The name of the Partnership shall be API-Cottonmill Partners, L.P.

Its federal identification number is 42-1457852.

3.  BUSINESS OF THE PARTNERSHIP.

The business of the Partnership shall be to invest as a partner in partnerships to own real estate and to enter into any and all contracts, leases, mortgages, loans and agreements incident thereto.

4. PRINCIPAL PLACE OF BUSINESS, OFFICE, AGENT FOR SERVICE OF PROCESS AND BUSINESS ADDRESSES.

The principal place of business and the office of the Partnership shall be 4949 Westown Parkway, Suite 245 West Des Moines, Iowa 50266-1066. The agent for service of process on the Partnership shall be Diane M. Davidson, whose address is 4949 Westown Parkway, Suite 245, West Des Moines, Iowa 50266-1066.

The business address of the AMI is 4949 Westown Parkway, Suite 245, West Des Moines, Iowa 50266-1066. The business address of AmerUs is 4949 Westown Parkway, Suite 245, West Des Moines, Iowa 50266-1066. The business addresses of those partners subsequently becoming limited partners by the execution of a subscription agreement shall be as set forth opposite their names at the end of such subscription agreement.

5.  DEFINITIONS.

    (a) Credited Capital Contribution. The term "credited capital contribution" shall mean the amount credited to a partner's capital account for the partner's contribution to the capital of the Partnership as set forth in paragraph 6. Such amount shall be the amount of cash contributed and the adjusted basis of any property contributed (net of any liabilities assumed by the Partnership or any liabilities to which such property is subject). Solely for purposes of making allocations and distributions under paragraphs 7, 8 and 9, a partner shall be credited with the amount of capital the partner is required to have contributed under paragraph 6(b), even if not yet contributed.

    (b)   Capital Account.  The term "capital account" shall mean the sum of:

       (1)   Each partner's credited capital contributions; and

       (2) Any net profits or non-taxable income allocated to the partner's account under paragraph 7,

    less the sum of:

       (3) Any net losses or unallowable deductions allocated to the partner's account under paragraph 7; and

       (4) The amount of any previous cash distributions and the Partnership's adjusted basis in any previous property distributions (net of liabilities assumed by such partner or liabilities to which such property is subject) to the partner.

    These provisions are intended to be consistent with United States Treasury Regulations Section 1.704-1(b)(2)(iv) governing capital accounts.

    (c) Net Profits And Losses. The terms "net profits" and "net losses" shall mean the taxable income or taxable loss of the Partnership determined for purposes of preparing the Partnership information return for federal income tax purposes.

    (d) Non-Taxable Income And Unallowable Deductions. The terms "non-taxable income" and "unallowable deductions" shall mean any items of income or deduction properly treated as income or deductions by the Partnership for financial accounting purposes but not includable as income or allowable as a deduction for federal income tax purposes, and expenditures described in
    Section 705(a)(2)(B) of the Internal Revenue Code.

    (e) Cash Flow. The term "cash flow" shall mean the excess of cash receipts over cash disbursements for the applicable period; provided, however, cash flow shall not include any cash received pursuant to the dissolution and termination of the Partnership.

    (f) Distributable Cash. The term "distributable cash" shall mean cash flow for the applicable period reduced (or increased) by such amounts which are determined by the general partner to be reasonably necessary (or not longer necessary) to be expended or held as reserves for the conduct of partnership business, including expansion thereof, capital improvements, and future payments of anticipated obligations and liabilities.

    (g) Partner. The term "partner" shall mean the general partner and each of the limited partners.

    (h) Majority In Interest Of The Limited Partners. The term "majority in interest of the limited partners" shall refer to those limited partners credited with more than fifty percent (50%) of the limited partners' credited capital contributions of those limited partners referred to.

    (i) "Applicable Rate" shall mean the lesser of: (1) a per annum rate which is two percent (2%) higher than the corporate base interest rate announced by Citibank, N.A. (or its successor) during the period the indebtedness in question is outstanding, as such corporate base interest rate changes from time to time; or (2) the maximum interest that may be charged on such indebtedness under the applicable usury law (if any).

6.  CREDITED CAPITAL CONTRIBUTIONS.

    (a) Initial Capital Contributions. The general partner shall contribute as a general partner Ten Dollars ($10.00) to the capital of the Partnership, which amount shall be credited as a capital contribution and become a part of the capital account of the general partner on the date of contribution.

    Each limited partner's capital contribution to the Partnership shall be in the amount set forth opposite such partner's name in this Agreement or in the subscription agreement executed by such limited partner, which amount shall be credited as a capital contribution and become a part of the capital account of the limited partner on the date of contribution. A general partner may contribute as a limited partner to the Partner-ship, which contribution shall be treated as any other limited partner's contribution.

    (b) Contribution Upon Certificate Filing. Upon filing of the certificate of limited partnership the credited capital contributions of the partners are as follows:

       General Partner:

          AMI                                   $  10.00

       Limited Partner:

          AmerUs                                $ 990.00


    (c) Additional Capital Contributions. If the general partner, with the consent of a majority in interest of the limited partners, determines in its best judgement that additional capital contributions are required to meet anticipated Partnership expenditures then the general partner and the limited partners shall contribute the additional capital required in the ratios of their credited capital contributions or, if a partner declines to make such a contribution, such partner shall have its interest in the partnership diluted as provided in the next paragraph below. Such amounts shall be contributed in cash or cash equivalents or by wire transfer of immediately available funds to the bank account established in the name of the Partnership within thirty (30) business days of notification by the general partner to the limited partners.

    If a partner fails to make or declines to make its required additional capital contributions within such thirty (30) day period then the defaulting partner's credited capital contribution shall cease to include the amount of the contribution default and neither the Partnership nor any other person shall have any further rights with respect to such unpaid capital contribution. In addition, the nondefaulting partner or partners may loan the Partnership the amount of such unpaid capital contribution in accordance with paragraph 17 of this Agreement.

7.  PROFITS, LOSSES AND CREDITS.

    (a) Accounting Period And Method. The Partnership shall adopt a calendar year as its taxable year and shall use the accrual method of accounting.

    (b) Allocations Of Accounting Income And Credits. Net profits, net losses, non-taxable income, unallowable deductions and credits shall be computed for each period and shall be allocated among the partners in accordance with their credited capital contributions as of the end of such period; provided, however, upon the sale or disposition of any property, other than cash, contributed to the Partnership any gain attributable to the excess of the fair market value of such property credited to the capital of the Partnership at the time of such contribution over its basis to the Partnership at such time shall be allocated to the Partner making such contribution.

    (c) Limited On Limited Partner Liability. Although losses may be allocated to a limited partner, no limited partner shall be liable for losses of the Partnership beyond the contribution or obligated contribution of such partner to the capital of the Partnership.

8.  DISTRIBUTIONS OF DISTRIBUTABLE CASH.

Distributable cash shall be distributed among the partners in accordance with their credited capital contributions as of such distribution.

Except as provided in this paragraph 8 and paragraph 9, no partner shall be entitled to withdraw any amount from the partner's capital account.

9.  TERMINATION PROCEEDS.

In the event of the dissolution and termination of the Partnership under paragraph 11(e) the proceeds shall be allocated as follows:

    First, in payment of all accrued but unpaid debts and liabilities of the Partnership (including debts or liabilities to partners) requiring payment in order of priority; and

    Second, to expenses of sale of dissolution, including customary brokerage fees;

    Third, to provide such reserves as the dissolving manager deems advisable for contingent liabilities of the Partnership (which reserves will be held in escrow); and

    Fourth, to all of the partners in accordance with their capital accounts after all allocations made to such capital accounts under paragraph 5(b) or paragraph 7.

Each partner shall look solely to the assets of the Partnership for the return of such partner's capital contribution and if the Partnership property remaining after the payment or discharge of the prior debts, liabilities and distributions of the Partnership is insufficient to return such capital contribution no partner shall have any recourse against any other partner.

10.  POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNER.
    (a) Authority Of The General Partner. The general partner shall diligently apply itself in and about the business of the Partnership.
    Except as specifically otherwise set forth in this Agreement the general partner shall have full, exclusive and complete authority and discretion in the management and control of the Partnership business and shall make all decisions affecting the Partnership business. The general partner shall manage and control the affairs of the Partnership to the best of its abilities and shall use its best efforts to carry out the Partnership business. The rights, powers and duties of the general partner include, but are not limited to, the following:

       (1) To expend the capital and revenues of the Partnership in furtherance of the Partnership business and to invest Partnership funds.

       (2) To borrow money for any Partnership business or purpose, and in connection therewith, issue debt securities and hypothecate all or any part of the assets of the Partnership to secure repayment of the borrowed sums, obtain replacement of, refinance, increase, prepay, modify, consolidate or extend, in whole or in part, any obligation for borrowed money or any other obligation, mortgage, encumbrance, pledge or other security device of the Partnership or affecting its property or investments.

       (3) To cause to be maintained the books and records required by this Agreement and to cause income tax returns to be prepared and reports to be furnished to limited partners.

       (4) To make elections under the tax laws as to the treatment of items of Partnership income, gain, loss, deduction and credit and as to all other relevant matters as it believes advisable, including elections to adjust the basis of Partnership property and to serve as "tax matters partner"; provided, however, the general partner shall not have the power to enter into any agreement extending the time for the assessment of federal income tax against any partner.

       (5) To employ and pay agents to assist in the Partnership business, and to pay and be reimbursed by the Partnership for locally reasonable expenses and fees incurred by the general partner in connection with the organization, operation and dissolution of the Partnership, including, without limitation, legal, accounting and consultant fees and expenses, including such fees of in-house counsel or accountants, and including fees and expenses for such services provided by an affiliate or employee of an affiliate or any partner, including the general partner.

       (6) To arrange to prosecute, defend, settle or compromise actions at law or in equity and to satisfy any judgment, decree, decision or settlement in connection therewith.

       (7) To perform any other acts customary or incident to the acquisition, ownership, management, operation, improvement, development, leasing or disposition of interests in any Partnership property, including sale of all or any portion of Partnership property and to enter into all contracts, leases and agreements incident to such acquisition, ownership, management, operation, improvement, development, leasing or disposition and specifically to enter into such contracts, leases and agreements with any partner, including the general partner, or any entity or person related to or affiliated with any partner, including the general partner.

       (8) To delegate by contract, power of attorney, or otherwise, all or any part of its duties under this Agreement to an entity chosen by the general partner, including an entity affiliated with, related to or owned by the general partner, and compensate such entity for the performance of such duties, provided that such delegation shall not relieve the general partner of its responsibilities under this Agreement.

       (9) To exercise such other rights and powers of general partners of limited partnerships authorized or permitted under the laws of the State of Iowa, except to the extent any of such rights or powers may be limited or restricted by the express provisions of this Agreement.

    (b) Majority In Interest Of Limited Partners. Without the written agreement of a majority in interest of the limited partners, the general partner shall not have the authority to:

       (1)   sell all or substantially all of the assets of the Partnership;

       (2) liquidate the Partnership, except as permitted in paragraph 11(a) of this Agreement;

       (3) borrow in the aggregate in excess of One Hundred Thousand Dollars ($100,000.00) in the name of the Partnership;

       (4) mortgage or convey or agree to mortgage or convey Partnership property or any portion of the Partnership property;

       (5) prosecute any claim, counterclaim or cross claim, or settle or confess judgment on any matter for an amount in excess of One Hundred Thousand Dollars ($100,000.00).

    (c) Indemnification Of Partners. The partners (including any directors, officers and employees of each partner) shall not be liable to each other or the Partnership for amounts paid upon settlement or judgment and expenses (including attorney's fees) of claims arising out of their activities as or for the Partnership resulting from errors in judgment or any acts or omissions, whether or not disclosed, which do not constitute willful misconduct, fraud or gross negligence provided such persons acted in good faith for the benefit of the Partnership. The general partner shall be liable to the limited partners and the Partnership respectively, for their willful misconduct, fraud or gross negligence, in the performance of its duties as general partner. To the extent of Partnership assets, the Partnership shall indemnify a partner or a director, officer or employee or a partner for liability arising out of activities for the Partnership (including reasonable attorney's fees) resulting from errors in judgment or any acts or omissions, whether or not disclosed, which do not constitute willful misconduct, fraud or gross negligence provided such persons acted in good faith for the benefit of the Partnership.

    (d) Debts And Obligations Of Partnership. No partner, other than the general partner, shall make, accept, or endorse any bill of exchange, promissory note, or other engagement for the payment of money, or guarantee any debt or account on behalf of the Partnership, or pledge the credit of the Partnership in any way.

    (e) Competition. Any partner may compete with the Partnership without limitation.

    (f) Meetings. The partners shall meet annually and shall meet at such other times as requested by any partners holding ten percent (10%) or more of the partners' credited capital contributions upon five (5) prior business days written notice, unless such prior notice is expressly waived by the other partners. These meetings shall be held at such time, date and place as designated by the general partner. At such meetings, the partners shall review the operations of the Partnership and transact such other business as may properly be brought before the meeting.

11.  TERM, DISSOLUTION AND TERMINATION OF PARTNERSHIP.

    (a) Term And Dissolution Of Partnership. The term of the Partnership shall commence upon filing for record of the certificate of limited partnership in the Office of the Secretary of State, and shall continue until the earliest of the following (each of which shall be called a "dissolving event") upon which the Partnership shall be dissolved:

       (1) The sale, expiration, abandonment or other disposition of all Partnership assets;

       (2)   Dissolution of the Partnership by judicial decree;

       (3) At such time as the general partner ceases to be a general partner by reason of:

          (a) In the case of an individual, the death or adjudication of incompetency of the individual; or, in the case of a corporation, the filing of a certificate of dissolution or the revocation of its charter;

          (b) Upon such person's making an assignment for the benefit of creditors, filing a voluntary petition in bankruptcy or adjudication of bankruptcy or insolvency;

          (c) Upon such person's filing a petition, answer or other pleading seeking, or failing to contest material allegations in a petition seeking, for such person reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation or upon 120 days after the commencement of such proceeding if not dismissed within such time; or

          (d) If such person seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of all or a substantial part of such person's properties, or 90 days after the appointment, without such person's consent, of such as trustee, receiver, or liquidator, unless such appointment is vacated within such time or within 90 days after any stay of such appointment within such time; or

       (4) December 31, 2030 or by the decision of the general partner with the written agreement of a majority in interest of the limited partners.

    (b) No Dissolution Or Withdrawal As A Result Of Certain Other Events. The Partnership shall not be dissolved by any event not set forth in paragraph 11(a), including, but not limited to: (1) the death, incompetency, bankruptcy, insolvency, dissolution or other cessation to exist as a legal entity of any limited partner; (2) the assignment by any partner of the partner's interest in the Partnership; or (3) the admission of a new partner. No event except as set forth in paragraph 11(a) shall entitle a partner or the partner's estate or representative to withdraw from the Partnership or to a return of capital.

    (c) Winding Up, Liquidation, Distribution Of Assets And Termination. If there is a dissolving event under paragraph 11(a) then:

       (1) The general partner, or if there is none, any person selected by a majority in interest of the limited partners (such partner or person called the "dissolving manager") shall wind up the affairs of the Partnership, sell or otherwise liquidate or dispose of or abandon all of the Partnership assets in a manner consistent with attempting to obtain the fair market value thereof; and shall terminate the Partnership.

       (2) The proceeds from such disposition shall be distributed under paragraph 9.

12.  NO AUTHORITY OF PARTNERSHIP RECORDS.

The limited partners shall take no part in the control and management of the Partnership business. The limited partners shall transact no business or otherwise act in any manner for or on behalf of the Partnership. The limited partners shall have no power to sign for or bind the Partnership.

13.  INSPECTION OF PARTNERSHIP RECORDS.

The Partnership shall keep at its office books and records setting forth a current list of the full name and last known business address of each partner, a copy of the Certificate of Limited Partnership and all amendments together with any executed powers of attorney, copies of the Partnership's federal and state income tax returns, if any, for the three most recent years, and copies of any written partnership agreements and of any financial statements of the Partnership for the three (3) most recent years. Any partner may inspect and copy such records provided that the partner's request to inspect and copy is reasonable and is done at the partner's expense.

14.  ANNUAL REPORTS AND BUDGET.

The general partner shall cause an annual report, which need not be audited, unless a majority in interest of the limited partners shall otherwise determine, to be sent to the limited partners not later than seventy-five (75) days after the close of each taxable year, which report shall include a balance sheet, operating statement, cash flow statement and statement of distribution of funds to the partners for such year and a proposed budget for the upcoming year.


15.  SUBSTITUTIONS, ASSIGNMENTS AND ADMISSION OF ADDITIONAL PARTNERS.

    (a) New Or Substituted General Partners. The general partner shall not substitute a general partner in its respective place without the written consent of a majority in interest of the limited partners. No assignment, sale, transfer, pledge or hypothecation of its general partner's interest in the Partnership is authorized nor will it be binding upon or accepted by the Partnership unless the general partner obtains the prior written consent of a majority in interest of the limited partners.

    (b) Additional Limited Partners. The general partner may admit additional limited partners upon receipt of such persons' capital contributions to the Partnership.

    (c) Assignment Of Limited Partner Interest. No assignment, sale, transfer, pledge or hypothecation of a limited partner's interest in the Partnership is authorized nor will the same be binding upon or accepted by the Partnership unless the transferor obtains the prior written consent of the general partner (provided, however, such restriction shall not apply to any transfer by reason of the death, incompetency or bankruptcy of a limited partner, provided that the transferee thereunder shall be bound by the terms and provisions of this agreement), which consent shall be in the absolute discretion of the general partner and which consent shall in no event be granted if, in the opinion of the general partner or of the counsel for the Partnership, such assignment, sale, transfer, pledge or hypothecation could either: (1) jeopardize the partnership status of the Partnership for federal income tax purposes; or (2) violate or cause the Partnership to violate, any state or federal securities law or any other applicable law or governmental rule or regulation; or (3) adversely affect the availability of any federal and state securities law exemption pursuant to which the interest in the Partnership were originally offered and sold to the limited partners.

    (d) Substituted Limited Partner. In connection with a permissible assignment of a limited partner's interest, the assignor shall have the power and right to substitute the assignee as the limited partner as to such interest if all of the following are satisfied:

       (1) A duly executed and acknowledged written instrument in form satisfactory to the general partner is submitted to the Partnership setting forth the intention of the limited partner that the assignee become a substituted limited partner.

       (2) The limited partner and assignee execute and acknowledge such other instruments as the general partner deems desirable to effect such admission, including the written acceptance and adoption by the assignee of all the provisions of this Agreement.

       (3) The general partner shall have consented to substitution of such assignee as the limited partner, which consent shall not be unreasonably withheld. A person shall become a substituted limited partner only upon the recording of an amended certificate of limited partnership in which such person is designated as a limited partner.

Upon the death, legal incompetency or dissolution of a limited partner, such partner's legal representative or successor shall have all the rights such as the partner possessed to constitute his or her successor as an assignee and to join with the assignee in making application to substitute such assignee as limited partner.

16.  SIGNATURES.

Any check, draft, contract, evidence of indebtedness, deed, mortgage, deed of trust, lease, contract of sale, bill of sale, certificate of limited partnership, or other similar document shall be executed for the Partnership by the general partner and no other signatures shall be required.

17.  LOANS.

Loans by a partner to the Partnership shall not constitute a contribution of capital to the Partnership or be credited to the capital account of the lending partner or entitle such partner to any increase in such partner's share of any allocation or distribution. Such loans shall be a debt due from the Partnership to such lending partner and the principal and accrued interest then due thereon shall be paid in full prior to any other distribution to the partners in respect of their interest in the Partnership. Except as otherwise provided in this paragraph, the partners shall be given the opportunity to loan in proportion to their credited capital contributions any amount to be borrowed by the Partnership from partners before a partner may loan the entire amount, and each partner shall be deemed to have rejected such opportunity unless it agrees to loan its respective share within fifteen (15) days after the written request to participate in such loan. Loans by any one or more of the partners to the Partnership shall bear interest at the Applicable Rate.

18.  DESIGNATION.

Each Partner who is not an individual shall designate and each partner who is an individual may designate ("designating partner") one or more persons ("designated person"), any one of whom shall have full and complete authority and discretion to act in all matters on behalf of the designating partner as between the partners with respect to the Partnership. Each decision, agreement, consent or other undertaking of the designated person with respect to the Partnership, shall be binding on the designating partner as between the partners and may be relied upon by the other partners without further investigation or determination of authority.

19.  POWER OF ATTORNEY.

    (a) Grant of Power. Each of the limited partners irrevocably constitutes and appoints the general partner as true and lawful attorney in such limited partner's name, place and stead to make, swear to, execute, acknowledge and file:

       (1) Any certificates of the Partnership and any amendments thereto required by the Act, including amendments required for the admission of additional limited partners and the substitution of a limited partner.

       (2) Any certificate or other instrument and any amendments thereto required to accomplish the business and purposes of the Partnership or otherwise permitted under this Agreement, including any business certificate or assumed name certificate.

       (3) Any cancellation of such certificates of Partnership and any documents required upon the dissolution and termination of the Partnership.

       (4) New or amended certificates of limited partnership and any documents and instruments required to effectuate the continuation of the business of the Partnership.

If a limited partner assigns his interest as permitted in paragraph 15(c), the foregoing power of attorney shall survive the delivery of the instruments effecting such assignment for the purpose of enabling the general partner to sign, swear to, execute, acknowledge and file any amendments to the certificate of limited partnership and other instruments and documents to effectuate the substitution of the assignee as a limited partner.

    (b) Limit On Power. It is expressly intended that the foregoing power of attorney under this paragraph 19 is coupled with an interest, and the general partner shall not exercise the same in any manner which would: (1) remove the general partner; (2) enlarge any obligation or liability of a limited partner; or (3) affect any Partnership allocations in a manner adverse to the limited partners.

20.  NO PRIORITY AMONG LIMITED PARTNERS.

No present or future limited partner shall have any priority over any other limited partner as to contributions and compensation by way of income or otherwise.

21. NO RIGHT OF LIMITED PARTNERS TO RECEIVE PROPERTY OTHER THAN CASE IN RETURN FOR CONTRIBUTIONS.

No limited partner shall have any right to demand or receive property other than cash in return for his or her contribution to the capital of the Partnership; provided, however, a distribution upon dissolution and termination of the Partnership may, as provided in this Agreement or as required by law, be in a form other than cash.

22.  COVENANT NOT TO CAUSE DISSOLUTION.

To the extent Section 402(1) or Section 602 of the Act is construed to grant the general partner the power to cause the dissolution or termination of the Partnership; notwithstanding such provision, the general partner hereby covenants and agrees not to cause the dissolution or termination of the Partnership by such partner's voluntary action pursuant to such provision and, should such partner cause the Partnership to be dissolved or terminated, prior to the occurrence of any event of dissolution or termination otherwise provided for herein, such partner shall be liable to all other partners for all damages thereby occasioned.

23.  AMENDMENTS.

Amendments to this Agreement may be proposed by the general partner or by any limited partners holding ten percent (10%) or more of the partners' credited capital contributions. Following such proposal, the general partner shall submit to the limited partners a verbatim statement of any proposed amendment and the general partner shall include in any such submission a recommendation as to the proposed amendment. The general partner shall seek the written vote of the partners on the proposed amendment. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives in writing the affirmative vote of the general partner and of a majority in interest of the limited partners excluding the general partner.

Notwithstanding the foregoing paragraph, this Agreement shall not be amended without the consent of each person adversely affected if such amendment would:
(i) remove the general partner; (ii) enlarge any obligation or liability of a limited partner; or (iii) affect any Partnership allocations in a manner adverse to any partner.

24.  NOTICES.

Notices to the partners or to the Partnership to be furnished hereunder shall be deemed to have been given on the date received at the address provided for in paragraph 4 if personally delivered or on the date sent by certified or registered mail in the United States of America unless there has been a notice of change of address previously given in writing by the addressee in which case the address shall be that shown on the most recent change of address notice.

25.  BINDING EFFECT.

This agreement shall inure to and bind all of the parties, their estates, heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the general partner and the limited partners have executed this Limited Partnership Agreement as of the 21st day of June, 1996.

                                AMERUS MANAGEMENT, INC.,
                                General Partner

                                      /S/ William C. Knapp II
                                By:   ---------------------------------
                                      William C. Knapp II, President

                                AMERUS PROPERTIES, INC.,
                                Limited Partner
                                      /s/ Gene Harris
                                By:  ----------------------------------
                                     Gene Harris, Senior Vice President